EXHIBIT 3.1

AMENDMENT TO THE BYLAWS

OF

GPS INDUSTRIES, INC.

The Bylaws of GPS Industries, Inc., a Nevada corporation, are hereby amended as follows:

(a)  Section 3 of Article III is hereby deleted in its entirety and is amended to read as follows:

“Section 3. Regular Annual and Quarterly Meetings. Immediately following each annual meeting of the shareholders, the Board shall hold a regular meeting at the same place at which such shareholders’ meeting is held, or any other place as may be fixed from time to time by the Board or the Chairman of the Board. In addition, the Board shall hold one regular meeting during each fiscal quarter, the time and date of which meeting shall be established at the annual meeting by the Board. Notice of regular meetings need not be given.”

(b)  Section 4 of Article III is hereby deleted in its entirety and is amended to read as follows:

“Section 4. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, by the President, or by any two (2) or more directors. Special meetings of any committee of the Board of Directors for any purpose or purposes may be called at any time by the President, by the Chairman or by any vice-chairman of the committee, or by any two (2) or more members of the committee.

Notice of the time and place of special meetings shall be delivered personally to all directors or committee members as the case may be, either in writing or orally or by telephone, or shall be sent to each such director by first-class mail, facsimile, telegram or other electronic or voice mail message, charges prepaid, addressed to him or her at his or her address as it is shown upon the records of the Corporation or, if it is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held. In case such notice is mailed, it shall be deposited with the United States Postal Service in the place where the principal office of the Corporation is located at least seven (7) days prior to the time of the holding of the meeting. In case such notice is delivered by facsimile, telegram or other electronic or voice mail message or personally as above provided, it shall be delivered at least five (5) days prior to the time of the holding of the meeting. Such mailing, telegraphing or personal delivery as above provided shall be due, timely, legal and personal notice to such director.

Nothing in this Section 4 of Article III shall limit or affect the Corporation’s obligations to give directors, including the Preferred Directors (as defined in the Certificate Of Designation Of The Series B Convertible Preferred Stock), notice in the manner required by the Corporation’s Articles of Incorporation, as amended.”

(c)   A new Section 14 is added to Article III to read in its entirety as follows:

“Section 14. Meetings by Communication Equipment. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.”

(d)  A new Section 8 is added to Article IV to read in its entirety as follows:

“Section 8. Special Executive Vice President. The Board of Directors may also, from time to time, create one or more part-time Executive Vice President offices for the purposes of monitoring and controlling specific operations or functions of the Corporation. If such an officer is designated, the special Executive Vice President shall have such powers as may be designated by the Board in its resolutions appointing the Executive Vice President, but such Executive Vice President shall not otherwise have general supervision, direction and control of the business and officers of the Corporation. The Board of Directors resolutions establishing the special Executive Vice President may also designate the duration of such office and/or the manner in which the office of the special Executive Vice President may be terminated, in which case the office of the special Executive Vice President may only be terminated or amended in the manner specified in such Board of Directors resolutions.”